Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-127737) on Form S-8 of BankFinancial Corporation of our report dated February 28, 2022, relating to the consolidated financial statements of BankFinancial Corporation appearing in this Annual Report on Form 10-K of BankFinancial Corporation for the year ended December 31, 2021.

/s/ RSM US LLP

Chicago, Illinois

February 28, 2022